Exhibit 99.1

News Release
International Paper Reports First Quarter 2026 Results
FIRST QUARTER 2026 FINANCIAL SUMMARY
•Net sales of $5.97 billion
•Earnings from continuing operations of $76 million
•Adjusted EBITDA (non-GAAP) from continuing operations of $677 million
•Received $1.1 billion of net proceeds from the sale of the Global Cellulose Fibers business and paid down $660 million of debt
•Cash provided by operating activities of $611 million
•Free cash flow (non-GAAP) of $94 million

2026 FINANCIAL TARGETS
•Adjusted EBITDA (non-GAAP) from continuing operations
◦Second quarter: $520-$570 million
◦Full-Year: $3.20-$3.50 billion

MEMPHIS, Tenn. – April 30, 2026 – International Paper (NYSE: IP; LSE: IPC) (the "Company") today announced results for the quarter ended March 31, 2026.

“This quarter, we delivered meaningful progress across the business. In North America, our commercial actions are gaining traction and helping us outgrow the market, while we advance cost-out efforts and make solid gains in mill and box plant productivity. In EMEA, we're accelerating commercial and cost initiatives while a small core team is focusing on the planned separation,” said International Paper Chairman and CEO Andy Silvernail. “We still have work to do to improve consistency and reliability, but the primary pressures this quarter came from a tougher macro environment, including ongoing inflation and the severe winter storm.”

“Looking ahead,” Silvernail added, “our priorities are clear: execute with discipline, improve reliability and performance across our network and manage capital with rigor. We're updating our outlook to reflect the volatile environment, with a strong focus on managing cost and cash flow. We remain confident in our strategy, and the planned separation will enable our North America and EMEA businesses to operate independently and deliver stronger performance.”

Select Financial Measures
The preliminary first quarter 2026 results discussed in this release will be finalized in our Quarterly Report on Form 10-Q, which we intend to file with the U.S. Securities and Exchange Commission on May 5, 2026.

(In millions)	First Quarter 2026	First Quarter 2025	Fourth Quarter 2025
Net Sales	$5,971	$5,264	$6,006
Earnings (Loss) from Continuing Operations	76	(124)	(2,363)
Adjusted EBITDA from Continuing Operations	677	689	758
Adjusted Operating Earnings (Loss)	81	73	(43)
Cash Provided By (Used For) Operating Activities	611	(288)	905
Free Cash Flow	94	(618)	255

Diluted EPS from Continuing Operations and Adjusted Operating EPS

	First Quarter 2026	First Quarter 2025	Fourth Quarter 2025
Diluted Earnings (Loss) Per Share from Continuing Operations	$0.14	$(0.28)	$(4.48)
Add Back – Non-Operating Pension Expense (Income)	(0.03)	0.01	(0.01)
Add Back – Net Special Items Expense (Income)	0.05	0.54	4.98
Income Taxes - Non-Operating Pension and Special Items	(0.01)	(0.10)	(0.57)
Adjusted Operating Earnings (Loss) Per Share	$0.15	$0.17	$(0.08)

NON-GAAP MEASURES
This release refers to the non-GAAP financial measures defined below. The Company believes that these non-GAAP financial measures, when viewed alongside the most directly comparable GAAP measures, provides for a more complete analysis of the Company's results from continuing operations. Reconciliations to the most directly comparable GAAP measures and an explanation of why management believes these non-GAAP financial measures provide useful information to investors are included later in this release.

Adjusted EBITDA from continuing operations is a non-GAAP financial measure defined as earnings (loss) from continuing operations (a GAAP measure) before income taxes, equity earnings (loss), interest expense, net, net special items, non-operating pension expense (income) and depreciation and amortization. The most directly comparable GAAP measure is earnings (loss) from continuing operations.

Adjusted operating earnings (loss) and adjusted operating earnings (loss) per share are non-GAAP financial measures defined as earnings (loss) from continuing operations (a GAAP measure) excluding net special items and non-operating pension expense (income). Earnings (loss) from continuing operations and diluted earnings (loss) per share from continuing operations are the most directly comparable GAAP measures. The Company calculates adjusted operating earnings (loss) (non-GAAP) by excluding the after-tax effect of non-operating pension expense (income) and net special items from the earnings (loss) from continuing operations reported under U.S. GAAP. Adjusted operating earnings (loss) per share is calculated by dividing adjusted operating earnings (loss) by the diluted average shares of common stock outstanding.

Free cash flow is a non-GAAP financial measure defined as cash provided by (used for) operations (a GAAP measure) less capital expenditures. The most directly comparable GAAP measure is cash provided by (used for) operations.

For discussion of net special items and non-operating pension expense (income), see the disclosure under Effects of Net Special Items and Consolidated Statement of Operations and related notes included later in this release.

SEGMENT INFORMATION
The following table presents net sales and business segment operating profit (loss), which is the Company's measure of segment profitability. Business segment operating profit (loss) is a measure reported to our management for purposes of making decisions about allocating resources to our business segments and assessing the performance of our business segments and is presented in our financial statement footnotes in accordance with ASC 280 - "Segment Reporting". First quarter 2026 net sales by business segment and operating profit (loss) by business segment compared with the fourth quarter of 2025 and the first quarter of 2025 are as follows:

Business Segment Results

(In millions)	First Quarter 2026	First Quarter 2025	Fourth Quarter 2025
Net Sales by Business Segment
Packaging Solutions North America	$3,626	$3,702	$3,715
Packaging Solutions EMEA	2,323	1,550	2,300
Corporate and Inter-segment Sales	22	12	(9)
Net Sales	$5,971	$5,264	$6,006
Business Segment Operating Profit (Loss)
Packaging Solutions North America	$248	$142	$319
Packaging Solutions EMEA	(51)	46	(223)

Packaging Solutions North America (PS NA) business segment operating profit (loss) in the first quarter of 2026 was $248 million compared with $319 million in the fourth quarter of 2025. In the first quarter of 2026, net sales decreased as higher export pricing and a favorable mix were more than offset by seasonally lower volumes. Cost of products sold increased driven by higher operating costs and input costs, partially offset by lower planned maintenance outage costs. Operating costs were unfavorably affected by winter storm impacts and higher costs for goods and services which more than offset footprint cost out benefits and improved mill and box system productivity. Input costs also increased due to higher natural gas costs and utility costs driven by the winter storm. Planned maintenance outage costs were lower due to the deferral of an outage to the second quarter of 2026.

Packaging Solutions EMEA (PS EMEA) business segment operating profit (loss) in the first quarter of 2026 was $(51) million compared with $(223) million in the fourth quarter of 2025. Net sales increased in the first quarter of 2026 compared with the fourth quarter of 2025, reflecting higher sales volumes. Sales prices for paper were lower but were offset by improved packaging margins. Cost of products sold increased driven by higher sales volumes and slightly higher energy costs. Planned maintenance outage costs were lower in the first quarter of 2026 compared with the fourth quarter of 2025. Depreciation and amortization expense was lower as the fourth quarter of 2025 was impacted by the finalization of the acquisition accounting of DS Smith and higher accelerated depreciation associated with mill and plant closures.
EFFECTS OF NET SPECIAL ITEMS

Continuing Operations
Net special items include items considered by management to not be reflective of the Company's underlying operations. Net special items in the first quarter of 2026 amount to a net after-tax charge of $19 million ($0.04 per diluted share) compared with a net after-tax charge of $195 million ($0.44 per diluted share) in the first quarter of 2025 and a net after-tax charge of $2.32 billion ($4.41 per diluted share) in the fourth quarter of 2025. Net special items in all periods include the following charges (benefits):

	First Quarter 2026			First Quarter 2025			Fourth Quarter 2025
(In millions)	Before Tax	After Tax		Before Tax	After Tax		Before Tax	After Tax
Severance and other costs	$23	$17	(a)	$83	$63	(a)	$162	$128	(a)
PS EMEA separation costs	11	8	(b)	—	—		—	—
PS EMEA goodwill impairment	—	—		—	—		2,467	2,196	(c)
DS Smith combination costs (benefits)	—	—		221	183	(b)	10	8	(b)
Net (gains) losses on sales and impairments of businesses	—	—		—	—		10	8	(d)
Income tax refund interest	(11)	(8)	(e)	—	—		—	—
Net (gains) losses on sales and impairments of assets	—	—		(67)	(51)	(f)	(18)	(12)	(f)
Other	3	2		—	—		(5)	(4)
Total special items, net	$26	$19		$237	$195		$2,626	$2,324

(a)	Severance and other costs associated with the Company's 80/20 strategic approach which includes the realignment of resources and mill strategic actions. See note (e) of the Consolidated Statement of Operations.
(b)	Transaction, integration and other costs/benefits that the Company believes are not reflective of the Company's underlying operations. See notes (a), (b), and (d) of the Consolidated Statement of Operations.
(c)	Non-cash goodwill impairment related to the Company's PS EMEA business segment. See note (f) of the Consolidated Statement of Operations.
(d)	Includes charges related to the sale of the Company's kraft paper bag business and the sale of five European box plants in Mortagne, Saint-Amand and Cabourg (France), Ovar (Portugal) and Bilbao (Spain) to satisfy regulatory commitments in connection with the DS Smith combination. See note (g) of the Consolidated Statement of Operations.
(e)	Interest income related to an income tax refund. See note (i) of the Consolidated Statement of Operations.

(f)	Includes gains on assets sales related to our permanently closed Courtland, Alabama paper mill and Orange, Texas containerboard mill and net charges associated with the sale of the Company's aircraft and other assets. See note (h) of the Consolidated Statement of Operations.

EARNINGS WEBCAST
The Company will host a webcast today to discuss first quarter 2026 earnings, provide an update on the continued separation of its EMEA packaging business and review current market conditions as well as its full-year outlook, beginning at 10 a.m. ET (9 a.m. CT). All interested parties are invited to listen to the webcast via the Company’s website by clicking on the Investors tab and going to the Events & Presentations page at https://www.internationalpaper.com/investors/events-presentations. A replay of the webcast will also be on the website beginning approximately two hours after the call.

Parties who wish to participate in the webcast via teleconference may dial +1 (646) 307-1963 or, within the U.S. only, (800) 715-9871, and ask to be connected to the International Paper first quarter 2026 earnings call. The conference ID number is 4841889. Participants should call in no later than 9:45 a.m. ET (8:45 a.m. CT). An audio-only replay will be available for ninety days following the call. To access the replay, dial +1 (609) 800-9909 or, within the U.S. only, (800) 770-2030 and when prompted for the conference ID, enter 4841889.

ABOUT INTERNATIONAL PAPER (NYSE: IP; LSE: IPC)
International Paper creates sustainable packaging solutions that enable our customers, teammates and shareowners to thrive in an ever-changing world. We are a leader in corrugated packaging, partnering with customers across industries to protect what matters most, strengthen supply chains and create lasting value. Learn more at internationalpaper.com.

Cautionary Statement Regarding Forward-Looking Statements
Certain statements in this press release that are not historical in nature may be considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements can be identified by the use of forward-looking or conditional words such as “expects,” “anticipates,” “believes,” “estimates,” “could,” “should,” “can,” “forecast,” “outlook,” “intend,” “look,” “may,” “will,” “remain,” “confident,” “commit,” “plan,” and “preliminary” or similar expressions. These statements are not guarantees of future performance and reflect management’s current views and speak only as to the dates the statements are made and are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in these statements. All statements, other than statements of historical fact, are forward-looking statements, including, but not limited to, statements regarding anticipated financial results, economic conditions, industry trends, future prospects, and the anticipated benefits, execution and consummation of strategic corporate transactions. Factors which could cause actual results to differ include but are not limited to: (i) our ability to consummate and achieve the benefits expected from, and other risks, costs and expenses associated with, our plans to separate our North America and Europe, Middle East and Africa (“EMEA”) operations into two independent public companies and other acquisitions, joint ventures, divestitures, spinoffs, capital investments and other corporate transactions on a timely basis or at all, including the risk that an impairment charge may be recorded for goodwill or other intangible assets, which may lead to decreased assets and reduced net earnings; (ii) our ability to successfully integrate and realize anticipated synergies, cost savings and profit opportunities from acquired companies; (iii) risks associated with our strategic business decisions including facility closures, business exits, operational changes, corporate restructurings and portfolio rationalizations intended to support the Company’s 80/20 strategic approach for long-term growth; (iv) our failure to comply with the obligations associated with being a public company listed on the New York Stock Exchange and the London Stock Exchange and the costs associated therewith; (v) risks with respect to climate change and global, regional, and local weather conditions, as well as risks related to our targets and goals with respect to climate change and the emission of greenhouse gases and other environmental, social and governance matters, including our ability to meet such targets and goals; (vi) loss contingencies and pending, threatened or future litigation, including with respect to environmental and antitrust related matters; (vii) the level of our indebtedness, risks associated with our variable rate debt and changes in interest rates; (viii) the impact of global and domestic economic conditions and industry conditions, including with respect to current challenging macroeconomic conditions, inflationary pressures and changes in the cost or availability of raw materials, energy price increases or shortages in energy sources and transportation sources, supply chain shortages and disruptions, competition we face, cyclicality and changes in consumer preferences, demand and pricing for our products, and conditions impacting the credit, capital and financial markets; (ix) risks arising from conducting business internationally, domestic and global geopolitical conditions and tensions involving military conflict and geopolitical tensions (including major global actors such as Russia, the Middle East, the further expansion of such conflicts and tensions, and the geopolitical and economic consequences associated therewith), changes in currency exchange rates, including in light of our assets, liabilities and earnings denominated in foreign currencies as we proceed with the planned separation of our North America and EMEA packaging business, trade policies (including but not limited to protectionist measures and the imposition of new or increased tariffs as well as the potential impact of retaliatory tariffs and other penalties including retaliatory policies against the United States) and global trade tensions, downgrades in our credit ratings, and/or the credit ratings of banks issuing certain letters of credit, issued by recognized credit rating organizations; (x) the amount of our future pension funding obligations, and pension and healthcare costs; (xi) the costs of compliance, or the failure to comply with, existing, evolving or new environmental (including with respect to climate change and greenhouse gas emissions), tax, trade, labor and employment, privacy, anti-bribery and anti-corruption, and other U.S. and non-U.S. governmental laws, regulations and policies (including but not limited to those in the United Kingdom and European Union); (xii) a material disruption at any of our manufacturing facilities or other adverse impact on our operations due to severe weather, natural disasters, climate change or other causes; (xiii) cybersecurity and information technology risks, including as a result of security breaches and cybersecurity incidents; (xiv) our exposure to claims under our agreements with Sylvamo Corporation; (xv) our ability to attract and retain qualified personnel and maintain good employee or labor relations; (xvi) our ability to maintain effective internal control over financial reporting; and (xvii) our ability to adequately secure and protect our intellectual property rights. These and other factors that could cause or contribute to actual results differing materially from such forward-looking statements can be found in our press releases and reports filed with the U.S. Securities and Exchange Commission. In addition, other risks and uncertainties not presently known to the Company or that we currently believe to be immaterial could affect the accuracy of any forward-looking statements. The Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

###
Contacts:
Media: newsroom@ipaper.com Investors: Mandi Gilliland; 901-419-4595; Michele Vargas, 901-419-7287.

INTERNATIONAL PAPER COMPANY
Condensed Consolidated Statement of Operations
Preliminary and Unaudited
(In millions, except per share amounts)

	Three Months Ended March 31,				Three Months Ended December 31,
	2026		2025		2025
Net Sales	$5,971		$5,264		$6,006
Costs and Expenses
Cost of products sold	4,244		3,805	(a)	4,123	(a)
Selling and administrative expenses	510	(b)	487	(b)	545	(b)
Depreciation and amortization	489	(c)	520	(c)	697	(c)
Distribution expenses	513		417		543
Taxes other than payroll and income taxes	41		87	(d)	42
Restructuring charges, net	23	(e)	83	(e)	162	(e)
Impairment of goodwill	—		—		2,467	(f)
Net (gains) losses on sales and impairments of businesses	—		—		10	(g)
Net (gains) losses on sales and impairments of assets	—		(67)	(h)	(18)	(h)
Interest expense, net	76	(i)	84		95
Non-operating pension expense (income)	(18)		3		(6)
Earnings (Loss) From Continuing Operations Before Income Taxes and Equity Earnings (Loss)	93		(155)		(2,654)
Income tax provision (benefit)	17		(32)		(291)	(j)
Equity earnings (loss), net of taxes	—		(1)		—
Earnings (Loss) From Continuing Operations	76		(124)		(2,363)
Discontinued Operations, net of taxes	(16)	(k)	19	(k)	(21)	(k)
Net Earnings (Loss)	$60		$(105)		$(2,384)
Basic Earnings (Loss) Per Common Share
Earnings (loss) from continuing operations	$0.14		$(0.28)		$(4.48)
Discontinued operations	(0.03)		0.04		(0.04)
Net earnings (loss)	$0.11		$(0.24)		$(4.52)
Diluted Earnings (Loss) Per Common Share
Earnings (loss) from continuing operations	$0.14		$(0.28)		$(4.48)
Discontinued operations	(0.03)		0.04		(0.04)
Net earnings (loss)	$0.11		$(0.24)		$(4.52)
Average Shares of Common Stock Outstanding - Diluted	531.8		437.6		528.0

The accompanying notes are an integral part of this Consolidated Statement of Operations.

(a)	Includes a pre-tax charge of $70 million ($52 million after taxes) for the three months ended March 31, 2025 for the inventory step-up recognized in purchase accounting related to the DS Smith combination and a pre-tax benefit of $5 million ($4 million after taxes) for the three months ended December 31, 2025 for other items.
(b)	Includes a pre-tax charge of $11 million ($8 million after taxes) for the three months ended March 31, 2026 for costs associated with the announced separation of our PS EMEA business, pre-tax charges of $101 million ($81 million after taxes) and $10 million ($8 million after taxes) for the three months ended March 31, 2025 and December 31, 2025, respectively, for transaction costs and integration costs associated with the DS Smith combination and a pre-tax charge of $3 million ($2 million after taxes) for the three months ended March 31, 2026 for other costs.
(c)	Includes pre-tax charges of $16 million, $197 million and $86 million for the three months ended March 31, 2026, March 31, 2025 and December 31, 2025, respectively, for accelerated depreciation associated with our site closures.
(d)	Includes a pre-tax charge of $50 million (before and after taxes) for the three months ended March 31, 2025 for a UK stamp tax associated with the DS Smith combination.

(e)	Includes pre-tax charges of $23 million ($17 million after taxes), $83 million ($63 million after taxes) and $162 million ($128 million after taxes) for the three months ended March 31, 2026, March 31, 2025 and December 31, 2025, respectively, for severance and other costs related to our mill closures and 80/20 strategic actions.
(f)	Includes a charge of $2.5 billion (before and after taxes) for the three months ended December 31, 2025 for the non-cash impairment of goodwill in our PS EMEA business.

(g)	Includes a pre-tax charge of $5 million ($4 million after taxes) for the three months ended December 31, 2025 related to the sale of our kraft paper bag business and a pre-tax charge of $5 million ($4 million after taxes) for the three months ended December 31, 2025 related to the sale of five European box plants in Mortagne, Saint-Amand, and Cabourg (France), Ovar (Portugal) and Bilbao (Spain) to satisfy regulatory commitments in connection with the DS Smith combination.
(h)	Includes a pre-tax gain of $62 million ($47 million after taxes) for the three months ended March 31, 2025 for asset sales related to our permanently closed Orange, Texas containerboard mill, a pre-tax gain of $5 million ($4 million after taxes) and charge of $7 million (before and after taxes) for the three months ended March 31, 2025 and December 31, 2025, respectively, related to miscellaneous land sales and other items, a pre-tax charge of $2 million ($1 million after taxes) for the three months ended December 31, 2025 related to the sale of aircraft assets and a pre-tax gain of $27 million ($20 million after taxes) for the three months ended December 31, 2025 for asset sales related to our permanently closed Courtland, Alabama paper mill.
(i)	Includes pre-tax income of $11 million ($8 million after taxes) for the three months ended March 31, 2026 for interest income related to an income tax refund.
(j)	Includes a deferred tax benefit of $271 million for the three months ended December 31, 2025 related to the EMEA goodwill impairment. This deferred tax benefit is expected to offset cash taxes in 2027.
(k)	Includes the results for the former Global Cellulose Fibers business which was sold on January 23, 2026.

INTERNATIONAL PAPER COMPANY
Reconciliation of Earnings (Loss) from Continuing Operations to Adjusted Operating Earnings (Loss)
Preliminary and Unaudited
(In millions, except per share amounts)

	Three Months Ended March 31,		Three Months Ended December 31,
	2026	2025	2025
Earnings (Loss) from Continuing Operations	$76	$(124)	$(2,363)
Add back: Non-operating pension expense (income)	(18)	3	(6)
Add back: Net special items expense (income)	26	237	2,626
Income taxes - Non-operating pension and special items	(3)	(43)	(300)
Adjusted Operating Earnings (Loss)	$81	$73	$(43)

	Three Months Ended March 31,		Three Months Ended December 31,
	2026	2025	2025
Diluted Earnings (Loss) per Common Share from Continuing Operations	$0.14	$(0.28)	$(4.48)
Add back: Non-operating pension expense (income)	(0.03)	0.01	(0.01)
Add back: Net special items expense (income)	0.05	0.54	4.98
Income taxes per share - Non-operating pension and special items	(0.01)	(0.10)	(0.57)
Adjusted Operating Earnings (Loss) per Share	$0.15	$0.17	$(0.08)
Notes:
Management uses adjusted operating earnings (loss) and adjusted operating earnings (loss) per share (non-GAAP financial measures) to focus on on-going operations and believes that such non-GAAP financial measures are useful to investors in assessing the operational performance of the Company and enabling investors to perform meaningful comparisons of past and present consolidated operating results from continuing operations. The Company believes that these non-GAAP financial measures, viewed alongside the most directly comparable GAAP measures, provides for a more complete analysis of the Company's results from continuing operations. See the section Non-GAAP Measures included in this release for the definitions of adjusted operating earnings and adjusted operating earnings per share and the most directly comparable GAAP measures.

Non-operating pension expense (income) represents amortization of prior service cost, amortization of actuarial gains/losses, expected return on assets and interest cost. The Company excludes these amounts from adjusted operating earnings (loss) as the Company does not believe these items reflect ongoing operations. These particular pension cost elements are not directly attributable to current employee service. The Company includes service cost in our non-GAAP financial measure as it is directly attributable to employee service, and the corresponding employees' compensation elements, in connection with ongoing operations.

INTERNATIONAL PAPER COMPANY
Calculation of Adjusted EBITDA from Continuing Operations
Preliminary and Unaudited
(In millions)

	Three Months Ended March 31,		Three Months Ended December 31,
	2026	2025	2025
Earnings (Loss) From Continuing Operations	$76	$(124)	$(2,363)
Add back: Income tax provision (benefit)	17	(32)	(291)
Less: Equity earnings (loss), net of taxes	—	(1)	—
Earnings (Loss) From Continuing Operations Before Income Taxes and Equity Earnings (Loss)	93	(155)	(2,654)
Interest expense, net	76	84	95
Special items	37	237	2,626
Non-operating pension expense (income)	(18)	3	(6)
Depreciation and amortization	489	520	697
Adjusted EBITDA from Continuing Operations	$677	$689	$758
Notes:

Management uses adjusted EBITDA from continuing operations (a non-GAAP financial measure) to focus on on-going operations and believes this measure is useful to investors in assessing the operational performance of the Company and enabling investors to perform meaningful comparisons of past and present consolidated operating results from continuing operations. The Company believes that adjusted EBITDA from continuing operations, viewed alongside the most directly comparable GAAP measure, provides for a more complete analysis of the Company's results from continuing operations. See the section titeld Non-GAAP Measures included in this release for the definition of adjusted EBITDA from continuing operations and the most directly comparable GAAP measure.

INTERNATIONAL PAPER COMPANY
Calculation of Adjusted EBITDA Outlook from Continuing Operations
Preliminary and Unaudited
(In millions)

	Three Months Ended June 30, 2026	Twelve Months Ended December 31, 2026
Earnings (Loss) from Continuing Operations	$(19) - $31	$965 - $1,265
Add back: Income tax provision (benefit)	—	—
Less: Equity earnings (loss), net of taxes	—	—
Earnings (Loss) From Continuing Operations Before Income Taxes and Equity Earnings (Loss)	$(19) - $31	$965 - $1,265
Interest expense, net	92	370
Special items	—	37
Non-operating pension expense (income)	(18)	(72)
Depreciation and amortization	465	1,900
Adjusted EBITDA from Continuing Operations	$520 - $570	$3,200 - $3,500
Notes:

Management uses adjusted EBITDA from continuing operations (a non-GAAP financial measure) to focus on on-going operations and believes this measure is useful to investors in assessing the operational performance of the Company and enabling investors to perform meaningful comparisons of past and present consolidated operating results from continuing operations. The company believes that adjusted EBITDA from continuing operations, viewed alongside the directly comparable GAAP measure, provides for a more complete analysis of the Company's results from continuing operations. See the section titled Non-GAAP Measures included in this release for the definition of adjusted EBITDA from continuing operations and the most directly comparable GAAP measure. Income tax provision (benefit) is excluded from the target setting as we are unable to quantify certain amounts that would be required to be included in the GAAP measure without unreasonable efforts, including forecasting net income for 2026. Special items excluded from the target setting are difficult to predict and quantify and may reflect the effect of future events.

INTERNATIONAL PAPER COMPANY
Condensed Consolidated Balance Sheet
Preliminary and Unaudited
(In millions)

	March 31, 2026	December 31, 2025
Assets
Current Assets
Cash and Temporary Investments	$1,236	$1,145
Restricted cash	63	—
Accounts and Notes Receivable, Net	4,022	3,791
Contract Assets	670	635
Assets Held for Sale	85	1,800
Inventories	1,902	2,012
Other	602	723
Total Current Assets	8,580	10,106
Plants, Properties and Equipment, Net	14,252	14,443
Goodwill	5,297	5,326
Intangibles, Net	4,060	4,043
Long-Term Financial Assets of Variable Interest Entities	2,354	2,349
Right of Use Assets	652	697
Overfunded Pension Plan Assets	507	486
Deferred Charges and Other Assets	732	514
Total Assets	$36,434	$37,964
Liabilities and Equity
Current Liabilities
Notes Payable and Current Maturities of Long-Term Debt	$918	$992
Liabilities Held for Sale	6	502
Accounts Payable and Other Current Liabilities	6,149	6,405
Total Current Liabilities	7,073	7,899
Long-Term Debt	8,175	8,839
Deferred Income Taxes	1,963	1,898
Long-Term Nonrecourse Financial Liabilities of Variable Interest Entities	2,129	2,127
Long-Term Lease Obligations	450	486
Underfunded Pension Benefit Obligation	297	316
Postretirement and Postemployment Benefit Obligation	131	133
Other Liabilities	1,408	1,439
Equity
Common Stock	627	627
Paid-in Capital	14,352	14,414
Retained Earnings	4,699	4,885
Accumulated Other Comprehensive Loss	(366)	(528)
	19,312	19,398
Less: Common Stock Held in Treasury, at Cost	4,504	4,571
Total Equity	14,808	14,827
Total Liabilities and Equity	$36,434	$37,964

INTERNATIONAL PAPER COMPANY
Condensed Consolidated Statement of Cash Flows
Preliminary and Unaudited
(In millions)

	Three Months Ended March 31,
	2026	2025
Operating Activities
Net earnings (loss)	$60	$(105)
Depreciation and amortization	489	571
Deferred income tax expense (benefit), net	7	(74)
Restructuring charges, net	23	83
Net (gains) losses on sales and impairments of businesses	3	—
Net (gains) losses on sales and impairments of assets	—	(67)
Periodic pension (income) expense, net	13	13
Other, net	52	(87)
Changes in operating assets and liabilities
Accounts and notes receivable	(158)	(178)
Contract assets	(39)	(47)
Inventories	58	22
Accounts payable	158	97
Other current liabilities	(272)	(444)
Other current assets	217	(72)
Cash Provided By (Used For) Operating Activities	611	(288)
Investment Activities
Capital expenditures	(517)	(330)
Acquisitions, net of cash acquired	—	415
Proceeds from divestitures, net of cash divested	1,059	—
Proceeds from sale of fixed assets	21	83
Proceeds from insurance recoveries	8	28
Other	(6)	41
Cash Provided By (Used For) Investment Activities	565	237
Financing Activities
Issuance of debt	—	239
Reduction of debt	(660)	(6)
Change in book overdrafts	(84)	94
Repurchases of common stock and payments of restricted stock tax withholding	(30)	(62)
Dividends paid	(245)	(244)
Cash Provided By (Used for) Financing Activities	(1,019)	21
Cash Included in Assets Held for Sale	—	(2)
Effect of Exchange Rate Changes on Cash and Temporary Investments and Restricted Cash	(11)	18
Change in Cash and Temporary Investments and Restricted Cash	146	(14)
Cash and Temporary Investments and Restricted Cash
Beginning of the period	1,161	1,170
End of the period	$1,307	$1,156

INTERNATIONAL PAPER COMPANY
Reconciliation of Cash Provided by Operations to Free Cash Flow
Preliminary and Unaudited
(In millions)

	Three Months Ended March 31,
	2026	2025
Cash Provided By (Used For) Operating Activities	$611	$(288)
Adjustments:
Capital expenditures	(517)	(330)
Free Cash Flow	$94	$(618)

Management uses free cash flow (a non-GAAP financial measure) in connection with managing our business and believes that free cash flow is useful to investors as a liquidity measure because it measures the amount of cash generated that is available, after reinvesting in the business, to maintain a strong balance sheet, pay dividends, repurchase stock, service debt and make investments for future growth. It should not be inferred that the entire free cash flow amount is available for discretionary expenditures. See the section titled Non-GAAP Measures included in this release for the definition of free cash flow and the most directly comparable GAAP measure.

The preliminary non-GAAP financial measures presented in this release have limitations as analytical tools and should not be considered in isolation or as a substitute for an analysis of our results calculated in accordance with GAAP. In addition, because not all companies use identical calculations, the Company’s presentation of preliminary non-GAAP financial measures in this release may not be comparable to similarly titled measures disclosed by other companies, including companies in the same industry as International Paper.

Management believes non-GAAP financial measures, when used in conjunction with information presented in accordance with GAAP, can facilitate a better understanding of the impact of various factors and trends on the Company’s financial results. Management also uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating the Company’s performance. Investors are cautioned to not place undue reliance on any preliminary non-GAAP financial measures used in this release.